                                   FORM 8-A
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             SNB BANCSHARES, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


       GEORGIA                                                    58-2107916
-----------------------                                      -------------------
(State of incorporation                                       (I.R.S. Employer
   or organization)                                          Identification No.)

    2918 RIVERSIDE DRIVE, MACON, GA                                  31204
--------------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered

     ------------------------------       ----------------------------------

     ------------------------------       ----------------------------------

     ------------------------------       ----------------------------------

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form
relates:  033-80076   (if applicable)
        ------------

     Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $1.00 Par Value
--------------------------------------------------------------------------------
                               (Title of class)


--------------------------------------------------------------------------------
                               (Title of class)

     ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The securities to be registered by SNB Bancshares, Inc. (the Company) are shares of its Common Stock, $1.00 par value. The Company is authorized to issue 5,000,000 shares of Common Stock. As of December 31, 1996, there were issued and outstanding 1,362,800 shares of the Common Stock of the Company. In addition, there are outstanding warrants to purchase an additional 359,760 shares of the Common Stock of the Company issued in connection with the organization of Security National Bank, the Company's wholly-owned subsidiary, most of which are owned by directors and executive officers of the Company, and the Company is authorized to issue under its 1996 Incentive Stock Option Plan stock options to certain executive officers and key employees of the Company or of the Bank to purchase up to 65,000 shares of the Company's $1.00 par value Common Stock, of which options to purchase 60,000 shares have been granted pursuant to that Plan.

     Each holder of Common Stock of the Company is entitled to one vote per share, but possesses no preemptive rights. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so; in such event, the holders of the remaining shares of Common Stock will not be able to elect any of the directors. The holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company with respect to the Common Stock out of funds legally available therefor under the laws of the State of Georgia. In the event of liquidation, dissolution, or winding up of the affairs of the Company, the holders of outstanding shares of Common Stock will be entitled to share pro rata according to their respective interests in the Company's assets and funds remaining after payment or provision for payment of all debts and other liabilities of the Company. The Common Stock is not by its terms convertible or redeemable. The Articles of Incorporation do not authorize the issuance of any other class of securities.

     The Articles of Incorporation of the Company provide that there may be no share exchange, merger, consolidation or sale, lease, transfer, exchange or disposition of all or substantially all of the assets of the corporation or any of its affiliates to another corporation, person, or entity unless it is approved by the affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors, and further provide that the Articles of Incorporation may not be amended except by the affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors. The Articles of Incorporation further provide for the classification of its directors into five classes, which are as nearly equal in number as possible, with the terms of each director being five years but with the term staggered to provide for the election of approximately one-fifth of the Company's directors at each meeting of shareholders. These provisions in the Articles of Incorporation are designed to ensure stability of leadership and to discourage hostile and indirect attempts by persons desiring to acquire control of the Company by extending the time required to elect a majority of the directors of the Company, although the provisions would also tend to increase the difficulty of removing the Board of Directors of the Company when considered appropriate by a majority of shareholders.

     The Company's Common Stock was initially authorized and issued in connection with the acquisition of 100% of the stock of Security National Bank, a wholly-owned subsidiary of the Company, on September 30, 1994. In connection with that acquisition, the Company filed a registration statement under the Securities Act of 1933 as a successor issuer to Security National Bank. Since that time, the Company has been in constant compliance with its reporting obligations under the Securities Exchange Act of 1934. This Form 8-A is being filed as a technical measure to ensure registration of the Company's Common Stock pursuant to Section 12(g) of the 34 Act, and thereby to obtain from the Securities Exchange Commission a 34 Act Filing Number.

     ITEM 2.  EXHIBITS.

     List below all exhibits filed as a part of the registration statement:

     (1) Articles of Incorporation of SNB Bancshares, Inc. - incorporated herein by reference to Exhibit 3(a) to the registration statement on Form S-4 (file no. 033-80076) filed with the Securities and Exchange Commission and effective July 2, 1994.

     (2) By-laws of the Company - incorporated herein by reference to Exhibit 3(b) of the registration statement on Form S-4 (file no. 033-80076) filed with the Securities and Exchange Commission and effective July 2, 1994.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

  (Registrant) SNB BANCSHARES, INC.
               -----------------------------------------------------------------

       Date: 10-22-97
             -------------------------------------------------------------------

        By: /s/ H. Averett Walker
            --------------------------------------------------------------------
            H. Averett Walker, Chief Executive Officer